Exhibit 99

CONTACT:	Arnold D. Levitt Senior Vice President Chief Financial Officer

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS, INC. REPORTS PROFITABLE YEAR END RESULTS

Burlington, New Jersey, - May 21, 2003 – Franklin Electronic Publishers, Inc. (AMEX:FEP) reported net income of $2,301,000, or $0.24 per common share, after preferred stock dividends, for the fiscal year ended March 31, 2003 compared with a net loss of $26,636,000, or $3.38 per common share, after preferred stock dividends, for the prior year. The current year’s results include a $966,000 refund of prior year income taxes, income of $1,377,000 from the extension of a three-year software licensing agreement, and charges of $1,027,000 for net expenses relating to patent infringement litigation and severance accruals. The prior year’s loss includes charges of $11,147,000 for the impairment of the value of Franklin’s licensed ROLODEX® Electronics trademark, $9,874,000 for the write-down of inventory and other assets related to its eBookMan® products, and $1,375,000 for severance accruals and costs of restructuring of European operations. Sales for the 2003 fiscal year were $65,592,000 compared with $71,025,000 last year.

The Company reported a loss for the fourth quarter of $1,943,000, or $0.24 per common share, compared with a loss last year of $20,186,000, or $2.54 per common share. Last year’s loss included the aforementioned trademark impairment charge, the severance and restructuring charge, and $5,673,000 of charges pertaining to eBookMan. For the three months ended March 31, 2003, sales were $9,257,000 compared with $13,018,000 in the same period last year.

Barry Lipsky, President and CEO of the Company, said, “I am confident that we’re on the right path as we were able to report a profit of more than $2.3 million in a very difficult economic year. Sales for the year were negatively impacted primarily by weakness at our European subsidiaries, while our US consumer sales remained strong through the critical holiday season. Our fourth quarter sales, both domestically and in Europe, were below prior year levels due to the soft consumer economy which was affected by the war in Iraq and unusually poor weather. With those negative factors behind us and our first quarter orders, to date, on budget, we’re hopeful that consumer confidence will return for the important back to school and holiday selling seasons.”

“Our investment in R&D continues with some creative development changes, as well as the addition of MobiPocket technologies, in our core business lines. This new technology will allow Franklin to produce more powerful, cost effective and functional products, with reduced time to market, beginning in our fourth quarter.”

“We have continued to strengthen our balance sheet by reducing borrowings under our revolving credit facility to $6,134,000 compared with $10,138,000 last year.” Mr. Lipsky went on to say, “We’ve slated some exciting new product introductions for the first quarter and with our continued expense controls, we are looking forward to another successful year. Results for Fiscal 2004 will be helped by distribution of Seiko® branded reference products, which began in April, and by our new category and product line strategy which continues to be well received by our retail customers.”

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Franklin Electronic Publishers (AMEX:FEP) is the worldwide leader in handheld information, having sold more than 29,000,000 electronic books. Current titles number more than 8000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technologies to an array of partners including Adobe, Ademco (a division of Honeywell), Macromedia, and Mobile Digital Media (formerly a division of Palm). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO® branded reference products in North and South America. Products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com. International sales are concentrated in Europe, Canada, Australia, and Mexico.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin’s dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts, and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

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FRANKLIN ELECTRONIC PUBLISHERS, INC. (In thousands except per share data)

	Year Ended March 31,

	2003	2002
Sales	$65,592	$ 71,025

Net Income (Loss)	$ 2,301	$(26,636)	(1)

Preferred Stock Dividend	$ 386	$ 267

Net Income (Loss) Applicable to
Common Stock	$ 1,915	$(26,903)

Net Income (Loss) Per Common Share
Basic	$ .24	$ (3.38)
Diluted	$ .23	$ (3.38)

Weighted Average Common Shares
Basic	7,947	7,948
Diluted	8,178	7,948

	Year Ended March 31,

	2003	2002
Sales	$ 9,257	$ 13,018

Net Income (Loss)	$ (1,943)	$(20,186)	(1)

Net Income (Loss) Per Share (2)
Basic	$ (0.24)	$ (2.54)
Diluted	$ (0.24)	$ (2.54)

Weighted Average Common Shares
Basic	7,946	7,947
Diluted	7,946	7,947

(1)	After charge of $11,147 for impairment in value of ROLODEX® Electronics trademark, charge of $9,874 in the year and $5,673 in the quarter for write-down of eBookMan® inventory, and other related assets, and charges of $1,325 for severance payments, costs of consolidation of European operations and a prior year Belgian tax assessment.
(2)	No preferred dividends were declared during the period

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